                                       1
EXHIBIT 99.6

                        RAYTHEON TI SYSTEMS SAVINGS PLAN

                FINANCIAL STATEMENTS TO ACCOMPANY 1997 FORM 5500
                     ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                               UNDER ERISA OF 1974

             FOR THE PERIOD FROM JULY 11, 1997 to DECEMBER 31, 1997


          The supplemental schedules required to accompany the Plan's Form 5500 are not required since the Plan's assets are held in a Master Trust. Accordingly, detailed financial information, including the supplemental schedules, must be filed separately with the Department of Labor by the plan administrator.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Raytheon Company:

          We have audited the accompanying statement of net assets available for plan benefits of the Raytheon TI Systems Savings Plan (the "Plan") as of December 31, 1997, and the related statement of changes in net assets available for plan benefits for the period from July 11, 1997 to December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1997 and the changes in net assets available for plan benefits for the period from July 11, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand LLP


Boston, Massachusetts
May 29, 1998

                        RAYTHEON TI SYSTEMS SAVINGS PLAN

              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                            as of December 31, 1997


Assets:
  Master trust Investments:
  At contract value (Notes B, E and H)            $ 27,129,250
  At fair value (Notes B, F and H)                 151,647,372
                                                  ------------
                                                   178,776,622
                                                  ------------
Receivables
  Accrued investment income and
     other receivables                                 528,072

  Cash and cash equivalents                          1,673,631
                                                  ------------
        Total assets                               180,978,325
                                                  ------------
Liabilities:
   Payable for outstanding purchases                   533,996
   Accrued expenses and other payables                 192,678
                                                  ------------
        Total liabilities                              726,674
                                                  ------------
Net assets available for plan benefits            $180,251,651
                                                  ============

The accompanying notes are an integral part of the financial statements.

                        RAYTHEON TI SYSTEMS SAVINGS PLAN

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                      for the period from July 11, 1997 to  December 31, 1997


Additions to net assets attributable to:
  Investment income (Notes B, E, and H):
    Net depreciation of investments                     $  (4,990,657)
    Interest                                                1,304,618
    Dividends                                               3,548,891
                                                        -------------
                                                             (137,148)
                                                        -------------
  Contributions and deferrals:
    Employee deferrals                                     29,221,374
    Employer contributions                                  4,151,771
    Transfers (Note G)                                    149,409,371
                                                        -------------
                                                          182,782,516
                                                        -------------
          Total additions                                 182,645,368
                                                        -------------
  Deductions from net assets attributable to:
    Distributions to participants                           2,367,783
    Administrative expenses                                    14,904
    Transfers (Note G)                                         11,030
                                                        -------------
          Total deductions                                  2,393,717
                                                        -------------
Increase in net assets                                    180,251,651

Net assets available for plan
     benefits, beginning of year                                 --
                                                        -------------
Net assets available for plan
     benefits, end of year                              $ 180,251,651
                                                        =============



The accompanying notes are an integral part of the financial statements.

                                       4
A.      Description of Plan:

General

          The following description of the Raytheon TI Systems Savings Plan (the "Plan") provides only general information. Participants should refer to the plan document for a complete description of the Plan's provisions. The Plan, which was established on July 11, 1997, is a defined contribution plan covering certain employees of Raytheon Company (the "Company"). Effective July 11, 1997, employees assumed in the acquisition of the Texas Instruments defense business and that participated in the Texas Instruments Defense Savings Plan, became eligible to participate in the Plan. Participants have the option to rollover amounts accumulated in plans sponsored by Texas Instruments to the Plan. Upon election, amounts will be rolled over into funds selected by the participant. An employee becomes eligible to participate in the Plan on the date he or she becomes an employee and may enter the Plan any day thereafter during his or her employment. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short- and long-term investment objectives. The Plan is intended to be a "qualified cash or deferred arrangement" under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

          The Plan's investments are held in the Raytheon Company Master Trust for Defined Contribution Plans ("Master Trust") with the assets of other defined contribution plans of Raytheon Company and subsidiaries. The trustee of the Master Trust maintains a separate account reflecting the equitable share in the Trust of each plan.

          Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

Contributions and Deferrals

          Eligible employees are allowed to defer to the Plan up to 17% of their salaries. The Company contributes amounts equal to 50% of each participant's deferral, up to a maximum of 2% of the participant's salary. As of December 31, 1997, the annual employee deferral for a participant cannot exceed $7,000. Rollover contributions from other qualified plans are accepted by the Plan. Participants may invest their deferrals in any combination of nine funds: (a) a Fixed Income Fund under which assets are invested primarily in contracts providing for fixed rates of interest for specified periods of time, (b) an Equity Fund which invests in shares of a mutual fund which consists primarily of income-producing equity securities, (c) a Raytheon Common Stock Fund which invests in shares of Raytheon Company Class B common stock, (d) a Stock Index Fund which invests in a commingled pool consisting primarily of equity securities and is designed to track the S&P 500 Index, (e a Balanced Fund which invests in shares of a mutual fund which consists primarily of equity securities, bonds and money market instruments, (f) the Magellan Fund, a growth fund which invests primarily in equities of companies of all types and sizes,
(g) the Blue Chip Fund, a growth fund which invests primarily in equities of well known and established companies, (h) the Templeton Foreign I Fund, a long-term capital growth fund which invests in stocks and debt obligations of companies and governments of any nation and (i) the Investment Grade Bond Fund which invests primarily in U.S. government and corporate bonds including, without limitation, index funds and mutual funds. Dividends and distributions from investments of the Equity Fund, the Raytheon Common Stock Fund, the Stock Index Fund, the Balanced Fund, the Magellan Fund, the Blue Chip Fund, the Templeton Foreign I Fund and the Investment Grade Bond Fund are reinvested in their respective funds; stock dividends, stock splits and similar changes are also reflected in the funds.

Participant Accounts

          Each participant's account is credited with the participant's deferral, the Company's contribution and an allocation of plan earnings. Plan earnings are allocated based on account balances by fund.

Vesting

          Participants are immediately vested in their voluntary deferrals plus actual earnings thereon. Vesting requirements for employer contributions plus earnings thereon may vary depending upon when an employee became eligible to participate in the Plan. Vesting generally occurs upon the earliest of the completion of five years of service or three years of plan participation or upon retirement, death, disability, or attainment of normal retirement age. Forfeitures of the nonvested portions of terminated participants' accounts are used to reduce required contributions of the Company.

Distributions to Participants

          A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59-1/2. For reasons of financial hardship, as defined in the Plan document, a participant may withdraw all or a portion of deferrals. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $3,500 and the participant elects to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution until January of the year following attainment of age 65.

Loans to Participants

          A participant may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant's vested account balance or $50,000. The minimum loan which may be granted is $500. The interest rate applied is equal to the prime rate published in the Wall Street Journal on the first business day in June and December of each year. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

Administrative Expenses

          Substantially all expenses of administering the Plan are paid by the plan participants.

B.      Summary of Significant Accounting Policies:

          The accompanying financial statements are prepared on the accrual basis of accounting.

          The Plan's investment contracts are fully benefit-responsive and are therefore included in the financial statements at their contract value, defined as net contributions and deferrals plus interest earned on the underlying investments at contracted rates. Because the investment contracts are fully benefit-responsive, contract values approximate fair value. Investments in mutual funds and the commingled pool are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost which approximates fair value.

          Security transactions are recorded on trade date. Except for its investment contracts (Note E), the Plan's investments are held by bank-administered trust funds. Payables for outstanding security transactions represent trades which have occurred but have not yet settled.

          The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

          Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

          Benefits are recorded when paid.

          The preparation of the financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets and liabilities available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from the estimates included in the financial statements.

          The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

C.      Federal Income Tax Status:

          Given that the Plan was established effective July 11, 1997, the Plan has not received a tax determination letter to date. Raytheon Company has submitted an application with the Internal Revenue Service under the 401(b) regulation of the Internal Revenue Code and expects to receive the determination letter by December 31, 1998. The plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

D. Plan Termination:

          Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time or times to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, plan assets shall be distributed among all participants in proportion to their interest and employee contributions shall be distributed in accordance with the provisions contained in section 401(k)(10) of the Internal Revenue Code.

E.      Investment Contracts:

          The Plan invests in collateralized fixed income investment portfolios (with no expiration date), three of which are managed by insurance companies and one of which is managed by an investment management firm. The credited interest rates are adjusted semiannually to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The annualized average yield and credited interest rates were as follows:


                                                     Annualized      Credited
                                                   Average Yield   Interest Rate

For the year ended December 31, 1997:
   Bankers Trust (WBS 92-485)                            6.95%      6.95%
   Metropolitan Life Insurance Company (GIC GA-12908)    6.86%      6.86%
   Metropolitan Life Insurance Company (GIC GA-13659)    6.43%      6.43%
   Prudential Asset Management Company (GIC 917163-001)  6.99%      6.99%

          The contract values are subject to limitations in certain situations including large workforce reductions and plan termination.

          In the financial statements, the two Metropolitan Life Insurance Company contracts are recorded as one investment option.

F.      Related Party Transactions:

          In accordance with the provisions of the Plan, Fidelity Management Trust Company (the "Trustee") acts as the Plan's agent for purchases and sales of shares of Raytheon Company Class B common stock. These transactions are performed on the Master Trust level. For the Master Trust, purchases amounted to $200,689,057 and sales amounted to $102,165,608 for the year ended December 31, 1997.

G.      Transfers:

          Transfers include transfers of participant accounts, individually and/or in groups, between the Raytheon TI Systems Savings Plan and other plans included in the Raytheon Company Master Trust for those participants, and/or groups of participants, who changed plans during the year. Transfers also include transfers of participant accounts, individually and/or in groups, between the Raytheon TI Systems Savings Plan and similar savings plans of other companies for those participants who changed companies during the year.

          During the Plan year, the participants in the Texas Instruments Defense Savings Plan voluntarily elected to transfer approximately $149 million into the Plan. As of December 31, 1997, there are remaining participants that have the option to make a rollover election in a future period.

H.       Fund Data:

          The following is a summary of net assets available for plan benefits by fund as of December 31, 1997:

                                                                        Raytheon
                                              Fixed        Equity        Common         Stock      Balanced     Magellan
                                            Income Fund     Fund       Stock Fund     Index Fund      Fund        Fund
Assets:
  Master trust investments:
   At contract value:
     Bankers Trust*                         $10,132,377
     Prudential Insurance
       Company of America                     6,284,670
     Metropolitan Life
       Insurance Company*                    10,712,203
   At fair value:
     Fidelity Equity Income Fund                          $8,254,100
     Raytheon Company Common Stock*                                   $ 62,818,459
     BT Pyramid Equity Index Fund*                                                   $27,442,258
     Fidelity Balanced Fund                                                                        $7,638,642
     Fidelity Magellan Fund                                                                                     $6,635,153
     Fidelity Blue Chip Fund*
     Templeton Foreign I Fund
     Fidelity Investment Grade Bond Fund
     Loans receivable from participants*
                                            -----------   ----------   -----------   -----------   ----------   ----------
               Total investments             27,129,250    8,254,100    62,818,459    27,442,258    7,638,642    6,635,153
                                            -----------   ----------   -----------   -----------   ----------   ----------
  Receivables:
    Accrued investment income
      and other receivables                                               462,345        65,727
   Cash and cash equivalents                    267,275                  1,136,836       269,520
                                            -----------   ----------   -----------   -----------   ----------   ----------
               Total assets                  27,396,525    8,254,100    64,417,640    27,777,505    7,638,642    6,635,153
                                            -----------   ----------   -----------   -----------   ----------   ----------
Liabilities:
   Payable for outstanding purchases                                       533,996
   Accrued expenses and other
     payables                                                              124,723        67,955
                                            -----------   ----------   -----------   -----------   ----------   ----------
               Total liabilities                                           658,719        67,955
                                            -----------   ----------   -----------   -----------   ----------   ----------
Net assets available for plan
     benefits                               $27,396,525   $8,254,100   $63,758,921   $27,709,550   $7,638,642   $6,635,153
                                            ===========   ==========   ===========   ===========   ==========   ==========

*Represents more than 5% of net assets available for plan benefits

                                       9
                                                             Templeton    Investment
                                               Blue Chip     Foreign I      Grade
                                                 Fund          Fund       Bond Fund    Loan Fund     Total
Assets:
  Master trust investments:
   At contract value:
     Bankers Trust*                                                                                $ 10,132,377
     Prudential Insurance
       Company of America                                                                             6,284,670
     Metropolitan Life
       Insurance Company*                                                                            10,712,203
   At fair value:
     Fidelity Equity Income Fund                                                                      8,254,100
     Raytheon Company Common Stock*                                                                  62,818,459
     BT Pyramid Equity Index Fund*                                                                   27,442,258
     Fidelity Balanced Fund                                                                           7,638,642
     Fidelity Magellan Fund                                                                           6,635,153
     Fidelity Blue Chip Fund*                 $18,760,639                                            18,760,639
     Templeton Foreign I Fund                               $5,471,176                                5,471,176
     Fidelity Investment Grade Bond Fund                                 $1,548,125                   1,548,125
     Loans receivable from participants*                                              $13,078,820    13,078,820
                                              -----------   ----------   ----------   -----------  ------------
               Total investments               18,760,639    5,471,176    1,548,125    13,078,820   178,776,622
                                              -----------   ----------   ----------   -----------  ------------
  Receivables:
    Accrued investment income
     and other receivables                                                                              528,072

   Cash and cash equivalents                                                                          1,673,631
                                              -----------   ----------   ----------   -----------  ------------
               Total assets                    18,760,639    5,471,176    1,548,125    13,078,820   180,978,325
                                              -----------   ----------   ----------   -----------  ------------
Liabilities:
   Payable for outstanding purchases                                                                    533,996
   Accrued expenses and other
     payables                                                                                           192,678
                                              -----------   ----------   ----------   -----------  ------------
               Total liabilities                                                                        726,674
                                              -----------   ----------   ----------   -----------  ------------
Net assets available for plan
     benefits                                 $18,760,639   $5,471,176   $1,548,125   $13,078,820  $180,251,651
                                              ===========   ==========   ==========   ===========  ============

*Represents more than 5% of net assets available for plan benefits

The following is a summary of changes in net assets available for plan benefits by fund for the period from July 11, 1997 to December 31, 1997:

                                                                        Raytheon
                                               Fixed         Equity      Common        Stock       Balanced     Magellan
                                            Income Fund       Fund      Stock Fund   Index Fund      Fund         Fund
Additions to net assets attributable to:
  Investment income:
    Net appreciation (depreciation)
      of investments                                      $   59,098   $(5,453,334)  $1,652,781   $  (272,348)  $ (143,992)
    Interest                                $   752,433                     60,107       18,465
    Dividends                                                280,543       936,370                    709,881      263,518
                                            -----------   ----------   -----------   -----------   ----------   ----------

                                                752,433      339,641    (4,456,857)    1,671,246      437,533      119,526
                                            -----------   ----------   -----------   -----------   ----------   ----------

  Contributions and deferrals:
    Employee deferrals                        4,538,948    4,361,426     2,447,309     5,260,391    1,778,081    3,157,807
    Employer contributions                      661,139      592,171       309,044       764,911      224,194      424,971
    Transfers                                22,672,912                 76,796,394    19,365,848    5,048,298
                                            -----------   ----------   -----------   -----------   ----------   ----------
                                             27,872,999    4,953,597    79,552,747    25,391,150    7,050,573    3,582,778
                                            -----------   ----------   -----------   -----------   ----------   ----------
          Total additions                    28,625,432    5,293,238    75,095,890    27,062,396    7,488,106    3,702,304
                                            -----------   ----------   -----------   -----------   ----------   ----------
Deductions from net assets
     attributable to:
  Distributions to participants                 454,270       19,334     1,216,475       244,815       38,207       25,676
  Administrative expenses                         2,444          416         7,063         2,257          609          321
  Transfers                                                                 11,020            10
                                            -----------   ----------   -----------   -----------   ----------   ----------
          Total deductions                      456,714       19,750     1,234,558       247,082       38,816       25,997
                                            -----------   ----------   -----------   -----------   ----------   ----------
Interfund transfers                            (772,193)   2,980,612   (10,102,411)      894,236      189,352    2,958,846
                                            -----------   ----------   -----------   -----------   ----------   ----------
Increase (decrease) in net assets            27,396,525    8,254,100    63,758,921    27,709,550    7,638,642    6,635,153

Net assets available for plan
  benefits, beginning of year
                                            -----------   ----------   -----------   -----------   ----------   ----------
Net assets available for plan
  benefits, end of year                     $27,396,525   $8,254,100   $63,758,921   $27,709,550   $7,638,642   $6,635,153
                                            ===========   ==========   ===========   ===========   ==========   ==========

                                       11

                                                           Templeton     Investment
                                              Blue Chip    Foreign I       Grade
                                                Fund          Fund       Bond Fund   Loan Fund        Total
Additions to net assets attributable to:
  Investment income:
    Net appreciation (depreciation)
      of investments                         $   (29,047)  $ (826,396)  $   22,581                 $ (4,990,657)
    Interest                                                                         $   473,613      1,304,618
    Dividends                                    772,525      549,717       36,337                    3,548,891
                                             -----------   ----------   ----------   -----------   ------------

                                                 743,478     (276,679)      58,918       473,613       (137,148)
                                             -----------   ----------   ----------   -----------   ------------

  Contributions and deferrals:
    Employee deferrals                         5,121,382    2,176,502      379,528                   29,221,374
    Employer contributions                       801,233      330,882       43,226                    4,151,771
    Transfers                                 10,587,769    3,270,460    1,047,031    10,620,659    149,409,371
                                             -----------   ----------   ----------   -----------   ------------
                                              16,510,384    5,777,844    1,469,785    10,620,659    182,782,516
                                             -----------   ----------   ----------   -----------   ------------
          Total additions                     17,253,862    5,501,165    1,528,703    11,094,272    182,645,368
                                             -----------   ----------   ----------   -----------   ------------
Deductions from net assets
     attributable to:
  Distributions to participants                  183,388       21,473       13,063       151,082      2,367,783
  Administrative expenses                          1,415          297           82                       14,904
  Transfers                                                                                              11,030
                                             -----------   ----------   ----------   -----------   ------------
          Total deductions                       184,803       21,770       13,145       151,082      2,393,717
                                             -----------   ----------   ----------   -----------   ------------
Interfund transfers                            1,691,580       (8,219)      32,567     2,135,630           --
                                             -----------   ----------   ----------   -----------   ------------
Increase (decrease) in net assets             18,760,639    5,471,176    1,548,125    13,078,820    180,251,651

Net assets available for plan
  benefits, beginning of year                                                                              --
                                             -----------   ----------   ----------   -----------   ------------
Net assets available for plan
  benefits, end of year                      $18,760,639   $5,471,176   $1,548,125   $13,078,820   $180,251,651
                                             ===========   ==========   ==========   ===========   ============

                                       12
I.      Master Trust:

          All plan investments are included under the Master Trust. At December 31, 1997, assets of the Plan represented 5.1% of the total assets under the Master Trust. The following is a summary of net assets available for plan benefits by fund under the Master Trust as of December 31, 1997:

                                                                      Raytheon

                                            Fixed                      Common          Stock        Balanced      Magellan
                                         Income Fund  Equity Fund    Stock Fund      Index Fund       Fund          Fund
Assets:
  Investments:
    At contract value:
      Bankers Trust*                   $351,035,073
      Prudential Insurance
        Company of America*             217,731,699
      Metropolitan Life
        Insurance Company*              371,123,080
   At fair value:
      Fidelity Equity Income Fund*                    $782,799,011
      Raytheon Company Common Stock*                                 $745,980,294
      BT Pyramid Equity Index Fund*                                                 $484,781,406
      Fidelity Balanced Fund                                                                       $117,556,481
      Fidelity Magellan Fund                                                                                      $91,863,155
      Fidelity Blue Chip Fund
      Templeton Foreign I Fund
      Fidelity Investment Grade
        Bond Fund
      Fidelity Retirement Money
        Market Fund
      Loans receivable from
        participants
                                       ------------   ------------   ------------   ------------   ------------   -----------
               Total investments        939,889,852    782,799,011    745,980,294    484,781,406    117,556,481    91,863,155

   Receivables:
    Employer contribution
    Accrued investment income and
          other receivables                                             5,489,592      1,161,112

   Cash and cash equivalents              9,232,100                    13,498,051      4,761,268
                                       ------------   ------------   ------------   ------------   ------------   -----------
                Total assets            949,121,952    782,799,011    764,967,937    490,703,786    117,556,481    91,863,155
                                       ------------   ------------   ------------   ------------   ------------   -----------
Liabilities:
   Payable for outstanding purchases                                    6,340,318
   Accrued expenses and other
          payables                                                      1,480,875      1,200,471
                                       ------------   ------------   ------------   ------------   ------------   -----------
               Total liabilities                                        7,821,193      1,200,471
                                       ------------   ------------   ------------   ------------   ------------   -----------
Net assets available for
     plan benefits                     $949,121,952   $782,799,011   $757,146,744   $489,503,315   $117,556,481   $91,863,155
                                       ============   ============   ============   ============   ============   ===========
Percentage of Master Trust that
are plan assets of the Raytheon
TI Systems Savings Plan                   2.9%            1.1%           8.4%           5.7%           6.5%          7.2%

*Represents more than 5% of net assets available for plan benefits.

N/A: The Retirement Money Market Fund is not available for the Raytheon TI
     Systems Savings Plan.

                                       13

                                                        Templeton     Investment   Retirement
                                         Blue Chip      Foreign I        Grade       Money
                                           Fund           Fund         Bond Fund   Market Fund   Loan Fund          Total
Assets:
  Investments:
    At contract value:
      Bankers Trust*                                                                                           $ 351,035,073
      Prudential Insurance
        Company of America*                                                                                      217,731,699
      Metropolitan Life
        Insurance Company*                                                                                       371,123,080
   At fair value:
      Fidelity Equity Income Fund*                                                                               782,799,011
      Raytheon Company Common Stock*                                                                             745,980,294
      BT Pyramid Equity Index Fund*                                                                              484,781,406
      Fidelity Balanced Fund                                                                                     117,556,481
      Fidelity Magellan Fund                                                                                      91,863,155
      Fidelity Blue Chip Fund            $136,586,123                                                            136,586,123
      Templeton Foreign I Fund                          $5,471,176                                                 5,471,176
      Fidelity Investment Grade
        Bond Fund                                                     $1,548,125                                   1,548,125
      Fidelity Retirement Money
        Market Fund                                                                $12,186,085                     12,186,085
      Loans receivable from
        participants                                                                             $166,395,767     166,395,767
                                         ------------   ----------    ----------   -----------   ------------  --------------
               Total investments          136,586,123    5,471,176     1,548,125    12,186,085    166,395,767   3,485,057,475

  Receivables:
    Employer contribution                                                            4,015,100                      4,015,100
    Accrued investment income and
          other receivables                                                                                         6,650,704

  Cash and cash equivalents                                                                                       27,491,419
                                         ------------   ----------    ----------   -----------   ------------  --------------
                Total assets              136,586,123    5,471,176     1,548,125    16,201,185    166,395,767   3,523,214,698
                                         ------------   ----------    ----------   -----------   ------------  --------------
Liabilities:
   Payable for outstanding purchases                                                                                6,340,318
   Accrued expenses and other
          payables                                                                                                  2,681,346
                                         ------------   ----------    ----------   -----------   ------------  --------------
               Total liabilities                                                                                    9,021,664
                                         ------------   ----------    ----------   -----------   ------------  --------------
Net assets available for
     plan benefits                       $136,586,123   $5,471,176    $1,548,125   $16,201,185   $166,395,767  $3,514,193,034
                                         ============   ==========    ==========   ===========   ============  ==============
Percentage of Master Trust that
are plan assets of the Raytheon
TI Systems Savings Plan                      13.7%         100%          100%          N/A            7.9%           5.1%

*Represents more than 5% of net assets available for plan benefits

N/A:   The Retirement Money Market Fund is not available for the Raytheon TI
       Systems Savings Plan.

          The following is a summary of investment income by fund under the Master Trust for the year ended December 31, 1997:

                                                            Raytheon
                                    Fixed                    Common         Stock       Balanced     Magellan     Blue Chip
                                 Income Fund   Equity Fund  Stock Fund    Index Fund      Fund         Fund         Fund

Investment income:
  Net appreciation
    (depreciation)of assets     $  (191,924)  $132,974,182  $30,715,963  $109,162,707  $ 6,388,316  $ 9,026,047  $15,474,118
  Interest                       62,319,073                     673,934       312,511
  Dividends                                     42,443,971   11,118,152                 13,680,351    5,217,835    6,302,875
                                -----------   ------------  -----------  ------------  -----------  -----------  -----------
Total investment income/(loss)  $62,127,149   $175,418,153  $42,508,049  $109,475,218  $20,068,667  $14,243,882  $21,776,993

                                       15

                                  Templeton    Investment   Retirement
                                  Foreign I      Grade        Money       Loan
                                    Fund        Bond Fund   Market Fund   Fund            Total

Investment income:
  Net appreciation
    (depreciation)of assets        $(826,396)  $22,581                                 $302,745,594
  Interest                                                               $10,848,204     74,153,722
  Dividends                          549,717    36,337     $266,835                      79,616,073
                                   ---------   -------     --------      -----------   ------------
Total investment income/(loss)     $(276,679)  $58,918     $266,835      $10,848,204   $456,515,389